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                                                       -------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                                       OMB Number: 3235-0145
                                                       Expired: October 31, 2002
                                                       Estimated average burden
                                                       hours per response 14.9
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                               Webvan Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   94845V-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

                               Page 1 of 8 Pages

--------------------------------------------------------------------------------
CUSIP NO.  94845V-10-7
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Amazon.com NV Investment Holdings, Inc. - 88-0470210
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Nevada

--------------------------------------------------------------------------------
NUMBER OF               5       SOLE VOTING POWER
                                -0-
SHARES
                        --------------------------------------------------------
BENEFICIALLY            6       SHARED VOTING POWER
                                22,004,334
OWNED BY
                        --------------------------------------------------------
EACH                    7       SOLE DISPOSITIVE POWER
                                -0-
REPORTING
                        --------------------------------------------------------
PERSON                  8       SHARED DISPOSITIVE POWER
                                22,004,334
WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           22,004,334

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.58%/1/

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------


---------------
     /1/ Based on 480,146,066 shares of common stock outstanding at May 3, 2001, as reported by the Company in its definitive proxy statement dated May 16, 2001 filed with the Securities and Exchange Commission on May 16, 2001.

                               Page 2 of 8 Pages

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--------------------------------------------------------------------------------
CUSIP NO.  94845V-10-7
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Amazon.com, Inc. - 91-1646860
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

--------------------------------------------------------------------------------
NUMBER OF               5       SOLE VOTING POWER
                                -0-
SHARES
                        --------------------------------------------------------
BENEFICIALLY            6       SHARED VOTING POWER
                                22,004,334
OWNED BY
                        --------------------------------------------------------
EACH                    7       SOLE DISPOSITIVE POWER
                                -0-
REPORTING
                        --------------------------------------------------------
PERSON                  8       SHARED DISPOSITIVE POWER
                                22,004,334
WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           22,004,334

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.58%/1/

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

                               Page 3 of 8 Pages

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                                  SCHEDULE 13G
                                (Amendment No. 1)

Item 1.

     (a) Name of Issuer:

     This amendment to Schedule 13G relates to Webvan Group, Inc., a Delaware corporation (the "Company").

     (b) Address of Issuer's Principal Executive Offices:

The Company's principal executive offices are located at 310 Lakeside Drive, Foster City, CA 94404.

Item 2.

2.1  (a) Name of Person Filing.

     This amendment to Schedule 13G is being filed by Amazon.com NV Investment Holdings, Inc. ("Amazon.com NV Investment").

     (b) Address of Principal Business Office or, if None, Residence.

     The business address of Amazon.com NV Investment is 18124 Wedge Parkway, Suite 433, Reno, NV 89511.

     (c) Citizenship.

     Amazon.com NV Investment is a corporation organized under the laws of the state of Nevada.

     (d) Title of Class of Securities.

     This amendment to Schedule 13G relates to the Company's common stock, $0.0001 par value (the "Common Stock").

     (e) CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 94845V-10-7.

2.2  (a) Name of Person Filing.

     This amendment to Schedule 13G is being filed by Amazon.com, Inc. ("Amazon.com").

                               Page 4 of 8 Pages

     (b) Address of Principal Business Office or, if None, Residence.

     The business address of Amazon.com is 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144.

     (c) Citizenship.

     Amazon.com is a corporation organized under the laws of the state of Delaware.

     (d) Title of Class of Securities.

     This amendment to Schedule 13G relates to the Company's Common Stock.

     (e) CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 94845V-10-7.

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b)or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [ ]  An investment advisor in accordance with
               Section 240.13d-1(b)(1)(ii)(E);

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

                               Page 5 of 8 Pages

Item 4. Ownership.

4.1  Amazon.com NV Investment as of December 31, 2001:

     (a) Amount beneficially owned: 22,004,334/2/

     (b) Percent of class: 4.58%

     (c) Number of shares as to which such person has:

           (i)  Sole power to vote or direct the vote:  -0-

          (ii)  Shared power to vote or to direct the vote:  22,004,334/2/

         (iii)  Sole power to dispose or to direct the disposition of:  -0-

          (iv)  Shared power to dispose or to direct the disposition of:
                22,004,334/2/

     ---------------------------------------
     /2/ Amazon.com NV Investment is the direct beneficial owner of 22,004,334 shares of Common Stock of the Company.

4.2  Amazon.com as of December 31, 2001:

     (a) Amount beneficially owned: 22,004,334/3/

     (b) Percent of class: 4.58%

     (c) Number of shares as to which such person has:

           (i)  Sole power to vote or direct the vote:  -0-

          (ii)  Shared power to vote or to direct the vote:  22,004,334/3/

         (iii)  Sole power to dispose or to direct the disposition of:  -0-

          (iv)  Shared power to dispose or to direct the disposition of:
                22,004,334/3/

     ---------------------------------------
     /3/ Amazon.com is the indirect beneficial owner of 22,004,334 shares of Common Stock of the Company, which shares are held directly by Amazon.com NV Investment, a wholly owned subsidiary of Amazon.com.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

                               Page 6 of 8 Pages

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: February 14, 2002

                                       AMAZON.COM NV INVESTMENT HOLDINGS, INC.

                                       By: /s/ Reynaldo Sermonia
                                          --------------------------------------
                                           Reynaldo Sermonia
                                           Vice President

     Dated: February 14, 2002

                                       AMAZON.COM, INC.

                                       By: /s/ Mark Britto
                                          --------------------------------------
                                           Mark Britto
                                           Sr. Vice President

                               Page 7 of 8 Pages

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                                    Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1), each of the undersigned parties hereby agrees to file this Schedule 13G jointly on behalf of each of them.

     Dated: February 14, 2002

                                       AMAZON.COM NV INVESTMENT HOLDINGS, INC.

                                       By: /s/ Reynaldo Sermonia
                                          --------------------------------------
                                           Reynaldo Sermonia
                                           Vice President

     Dated: February 14, 2002

                                       AMAZON.COM, INC.

                                       By: /s/ Mark Britto
                                          --------------------------------------
                                           Mark Britto
                                           Sr. Vice President

                               Page 8 of 8 Pages